Exhibit 10.21

AMENDMENTS TO THE

FRISCH’S RESTAURANTS, INC.

2003 STOCK OPTION AND INCENTIVE PLAN

These amendments to the Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan, as amended (the “Plan”), are made and adopted as of this 7th day of October, 2008 by the Board of Directors of Frisch’s Restaurants, Inc. (the “Company”).

WHEREAS:

A.	The Plan was originally approved by the Company’s shareholders on October 6, 2003.

B.	Section 12 of the Plan allows the Board of Directors to modify or amend the Plan, subject to certain restrictions.

C.	Pursuant to such authority, the Board adopted an amendment to the Plan on December 19, 2006, to reflect changes in regulatory requirements and to make certain technical, clarifying changes and other revisions to the Plan.

D.	Final regulations relating to Section 409A of the Internal Revenue Code were issued on April 17, 2007, and the Board desires to amend the Plan so that its provisions and those of the awards granted thereunder comply with, or are exempt from, the requirements contained in the final regulations.

E.	These amendments shall be effective as of the date set forth above.

The Plan is hereby amended as follows:

1. A new Section 2.31A is added to read as follows:

“Short-term Deferral Deadline” means the last day on which a payment or the delivery of Shares would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4).

2. Section 2.34 is amended to read in its entirety as follows:

“Subsidiary” means any entity directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a controlling interest (as defined in Treasury Regulation § 1.409A-1(b)(5)(iii)), as determined by the Committee, in its sole discretion, provided such entity is considered a service recipient (within the meaning of Section 409A) that may be aggregated with the Company.

3. Section 3.2(vi) is amended to read in its entirety as follows:

to modify or waive any restrictions, contingencies or limitations contained in, and grant extensions to the terms of, or accelerate the vesting of, any outstanding Awards, except to the extent necessary to preserve the status of an Award as Performance-Based Compensation, as long as such modifications, waivers, extensions or accelerations would not cause the Award to be treated as the granting of a new Award or an extension of the Award under Code Section 409A that is not exempt from, or compliant with, the requirements of Section 409A or be inconsistent with the terms of the Plan, but no such changes shall materially impair the rights of any Participant without his or her consent unless required by law or integrally related to a requirement of law.

4. Section 4.4(a)(i) is amended to read in its entirety as follows:

any adjustments made in the number and type of Shares that are subject to outstanding Stock Options or SARs shall be made in accordance with Code Section 409A, and

5. Section 4.4(b) is amended by inserting the following after “equitable and appropriate”:

; provided, that the number and type of Shares that are subject to outstanding Stock Options or SARs shall be made in accordance with Section 409A of the Code.

6. Section 9.2(a) is amended by adding at the end thereof the following new sentence:

With respect to those Shares that are to be issued upon vesting, such Shares shall be delivered on or before the Short-term Deferral Deadline.

7. Section 9.3 is amended by adding at the end thereof the following new sentence:

In the event an Unrestricted Stock Award is granted, the Shares subject to such Award shall be issued on or before the Short-term Deferral Deadline.

8. Section 10.2(b) is amended by adding at the end thereof the following new sentence:

In no event shall the shares certificates, cash or both be delivered later than the Short-term Deferral Deadline.

9. Section 11.2 is amended to read in its entirety as follows:

Acceleration of Vesting and Extension of Exercise Period upon Termination. Upon the termination of a Participant’s employment or directorship with the Company or any of the Company’s Subsidiaries, excluding, however, any Participant who has been terminated for Cause, the Committee may, in its sole discretion:

(a) Accelerate the Vesting of, or otherwise cause to be exercisable or free of restrictions, all or part of any Awards held by such terminated Participant so that such Awards will be fully or partially exercisable as of the date of termination of employment or such other date as the Committee may choose; and

(b) Extend the exercise period of all or part of any Stock Options and SARs held by such terminated Participant for up to two years from the date of termination, but in no event longer than the earlier of the original expiration date of such Award or the 10th anniversary of the original date of grant of the Stock Option or SAR;

provided, however, that such acceleration, waiver, or extension shall not cause the Award to be treated as the granting of a new Award or an extension of the Award under Section 409A of the Code that is not exempt from, or compliant with, the requirements of Section 409A.

10. Section XIII is amended by redesignating Section 13.10 as Section 13.12 and the inserting the following new Sections after Section 13.09:

13.10 Transactions Involving Common Stock. Under no circumstances shall the Shares issued under this Plan include or be subject to a permanent mandatory repurchase obligation (other than a right of first refusal) or put or call right if the Share price under such right or obligation is based on a purchase price other than a purchase price equal to the Fair Market Value of such Shares.

13.11 Required Delay of Payment to a Specified Employee on Account of a Separation from Service. Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her Separation from Service (as defined in Section 409A of the Code), no payment (including the delivery of Shares) of an Award that is subject to Section 409A shall be made under this Plan on account of such separation before the date that is six months after the date of such separation (or, if earlier than the end of the six-month period, the date of death of the Participant). Any payments (including the delivery of Shares) of an Award that is subject to Section 409A of the Code to which a Participant who is a specified employee would otherwise be entitled during the first six months following the date of Separation from Service shall be accumulated and paid on the first day of the seventh month following the date of Separation from Service. Notwithstanding the foregoing, this Section shall not apply to a payment made under a domestic relations order or for the payment of employment taxes.

In all other respects, the Plan shall remain unchanged.

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